Exhibit 14.1

PETVIVO HOLDINGS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

Effective December 4, 2020

I.	INTRODUCTION

The Board of Directors (the “Board”) of PetVivo Holdings, Inc. has adopted this Code of Business Conduct and Ethics (this “Code”) which is applicable to all of the Company’s directors, officers and employees (to the extent that employees are hired in the future) (each a “person,” as used herein) of the Company (as defined below), to deter wrongdoing and to promote:

1.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

3.	Compliance with applicable governmental laws, rules and regulations; and

4.	Prompt internal reporting of breaches of, and accountability for adherence to, this Code.

All directors, officers and employees must sign a certificate confirming that they have read and understand this Code. The Company will also require an annual certification of compliance with this Code by each covered person. However, failure to read this Code, sign a confirmation certificate, or complete the annual compliance certification will not excuse any person from complying with this Code.

The Board may amend or modify this Code from time to time. In this Code, references to the “Company” mean PetVivo Holdings, Inc. and, in appropriate context, the Company’s subsidiaries.

II.	HONEST, ETHICAL AND FAIR CONDUCT

Each person owes a duty to the Company to act with integrity, which requires, among other things, honesty, fairness and candidness. Each person should refrain from acting inconsistently with this duty, which may include, among other things, deceit, dishonesty and subordination of principle. Each person is expected to dedicate his or her best efforts to the business of the Company. No person should advance his or her personal interests over the Company’s interests.

Each person must:

1.	Act with integrity while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

2.	Observe all applicable governmental laws, rules and regulations;

3.	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

4.	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

5.	Deal fairly with the Company’s customers, suppliers, competitors and employees;

6.	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

7.	Protect the assets of the Company and ensure their proper use;

8.	Not take for themselves business opportunities that are discovered through the use of Company property, information or position, or use Company property, information or position for personal gain (subject to, and except as permitted by, the Company’s certificate of incorporation, as it may be amended from time to time (the “charter”)); and

9.	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board), as disclosed in the Company’s public filings with the SEC or as permitted by the charter. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

i.	any significant ownership interest in any supplier or customer;

ii.	any consulting or employment relationship with any supplier or customer;

iii.	receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

iv.	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

v.	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

vi.	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

III.	DISCLOSURE

The Company strives to ensure that the contents of the disclosures, reports and documents that the Company publicly communicates or files with the SEC are full, fair, accurate, timely, and comply with applicable disclosure standards (including standards of materiality, where appropriate).

Each person must:

1.	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

2.	Properly review and critically analyze any proposed disclosure for accuracy and completeness (in relation to his or her area of responsibility).

In addition to the foregoing, the Chief Executive Officer (“CEO”) and Chief Financial Officer of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly notify the CEO, General Counsel or member of the Audit Committee of any information he or she may have concerning (i) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud that involves management or other employees with a significant role in the Company’s financial reporting, disclosures or internal controls.

IV.	COMPLIANCE

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. Each person has the personal responsibility to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

V.	REPORTING AND ACCOUNTABILITY

The Board is responsible for applying this Code to specific situations and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to promptly notify the CEO, General Counsel or member of the Audit Committee. Failure to do so constitutes a breach of this Code.

Specifically, each person must:

1.	Notify the CEO, General Counsel, or member of the Audit Committee promptly of any existing or potential violation of this Code; and

2.	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code: (i) first, the Board will take all appropriate action to investigate any reported breaches; and (ii) second, upon determination by the Board that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

VI.	WAIVERS AND AMENDMENTS

Any waiver of any provision of this Code for executive officers or directors of the Company may only be made by the Board. Any waiver of any provision of this Code for other employees may only be made by the Company’s CEO or General Counsel. All waivers will be reported to the Company’s Audit Committee and will be disclosed to the public as required by law, including securities law and/or stock exchange rules, when applicable.

All persons should note that it is not the Company’s intention to grant or to permit waivers from this Code’s requirements. The Company expects full compliance with this Code.

VII.	INSIDER TRADING AND DISSEMINATION OF INSIDE INFORMATION

Each person shall comply with the Company’s Policy Regarding Insider Trading.

VIII.	FINANCIAL STATEMENTS AND OTHER RECORDS

All of the Company’s books, records, accounts and financial statements must: (i) be maintained in reasonable detail, (ii) appropriately reflect the Company’s transactions and (iii) both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

IX.	IMPROPER INFLUENCE ON CONDUCT OF AUDITS

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly: (i) take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company, or (ii) take any action that such person knows or should know, that if successful, could result in rendering the Company’s financial statements materially misleading.

Any person who believes improper influence is being exerted or was exerted should report such action to any of the persons specified in Article V.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

1.	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

2.	Providing an auditor with an inaccurate or misleading legal analysis;

3.	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

4.	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

5.	Blackmailing; and

6.	Making physical threats.

X.	ANTI-CORRUPTION LAWS

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, all persons will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, regardless of where they do business. If you are authorized to engage agents, you must (i) ensure they are reputable and (ii) obtain a written agreement from them agreeing to comply the Company’s standards in this area.

XI.	VIOLATIONS

Any violation of this Code is grounds for disciplinary action, which may include termination of employment. Any disciplinary action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

XII.	OTHER POLICIES AND PROCEDURES

This Code is in addition to any other policies or procedures set forth by the Company in writing or otherwise made generally known to Company employees, officers or directors. Any other policy or procedure set forth prior to the effective date hereof or set forth hereafter are separate requirements and remain in full force and effect.

XIII.	INQUIRIES

All inquiries and questions related to this Code or its applicability to persons or situations should be addressed to the CEO, General Counsel or member of the Audit Committee, or such other compliance officer or committee as shall be designated from time to time by the Board.